Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

(Form Type)

WESTROCK COFFEE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid
	Primary Offering
	Equity	Common Stock, par value $0.01 per share (2)	457(c)	19,900,000	$10.10(3)	$200,990,000(3)	$0.0000927	$18,631.78
	Secondary Offering
	Equity	Series A convertible preferred stock, par value $0.01 per share (4)	457(i)	23,587,952	$11.50(5)	$271,261,448(5)	$0.0000927	$25,145.94
	Equity	Common Stock, par value $0.01 per share (6)	457(i)	23,587,952	-	-	-	-
	Equity	Common Stock, par value $0.01 per share (7)	457(c)	72,349,872	$10.10(3)	$730,733,707.20(3)	$0.0000927	$67,739.02
Fees Previously Paid	-	-	-	-	-	-	-	$0.00
	Total Offering Amounts					$1,202,985,155.20		$111,516.74
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$111,516.74

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Represents the issuance by Westrock Coffee Company (“Westrock”) of up to 19,900,000 shares of common stock, par value $0.01 per share (the “Common Shares”), of Westrock upon the exercise of the outstanding warrants of Westrock for Common Shares (the “Warrants”), which were previously registered, including Warrants that are listed on The Nasdaq Stock Market LLC (“Nasdaq”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high ($10.20) and low ($10.00) prices of the shares of the Common Shares on Nasdaq on September 16, 2022.
(4)	Consists of up to 23,587,952 shares of Series A convertible preferred stock, par value $0.01 per share (the “Series A Preferred Shares”), of Westrock that may be sold from time to time by the selling stockholders named in the registration statement and certain transferees (as specified in the registration statement) (the “Holders”) pursuant to the registration statement.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) on the basis of the liquidation preference in the amount of $11.50 per share of Series A convertible preferred stock, par value $0.01 per share (the “Series A Preferred Shares”) of Westrock.
(6)	Consists of up to 23,587,952 Common Shares, issuable upon the conversion of the Series A Preferred Shares, that may be sold by the applicable Holders from time to time pursuant to the registration statement. Pursuant to Rule 457(i), no registration is fee is required for the 23,587,952 Common Shares issuable upon the conversion of the Series A Preferred Shares.
(7)	Consists of (i) 20,240,000 Common Shares issued in the PIPE Financing (as defined in the registration statement), (ii) up to 7,400,000 Common Shares issuable upon exercise of the Warrants held by Riverview Sponsor Partners, LLC, (iii) 40,400,872 Common Shares held by Westrock’s pre-Business Combination (as defined in registration statement) equityholders, and (iv) 4,309,000 Common Shares held by entities affiliated with R. Brad Martin (excluding Common Shares issued in the PIPE Financing), in each case, that may be sold by such Holders from time to time pursuant to the registration statement.